Workhorse Group Inc. [2017] [2023] Long-Term Incentive Plan
PERFORMANCE SHARE UNIT AWARD AGREEMENT

1.Grant of Performance Share Unit Award. In accordance with, and subject to, the terms and conditions of (a) the [Workhorse Group Inc. 2017 Long-Term Incentive Plan] [Workhorse Group Inc. 2023 Long-Term Incentive Plan], as it may be amended from time to time (the “Plan”), and (b) this Performance Share Unit Award Agreement (the “Agreement”), Workhorse Group Inc. (the “Company”) grants to the Grantee identified on Schedule 1 attached hereto (the “Grantee”) an Award under the Plan for a target number of Performance Share Units set forth on Schedule 1 (the “Target Award”). The Performance Share Units awarded under this Agreement will be deemed to have been granted on the date set forth on Schedule 1 (the “Grant Date”) [do not include if under the 2017 Plan and will constitute a Full Value Award for purposes of the Plan]. The number of Performance Share Units to which the Grantee actually becomes entitled for the Performance Period will be determined by the level of achievement of the Performance Objectives as set forth on Exhibit A. The Performance Share Units will be credited to a separate notional account maintained for the Grantee on the books and records of the Company. Schedule 1 and all Exhibits hereto are incorporated into and form a part of this Agreement.
2.Definitions. Capitalized terms not otherwise defined in this Agreement will have the meanings set forth in the [2023 Plan: Plan] [2017 Plan: Workhorse Group Inc. 2023 Long-Term Incentive Plan (the “2023 Plan”)]. The following capitalized terms will have the following meanings:
a.“Performance Objectives” means the predetermined goals of the Company established by the Board or the Committee and reported to the Board, as more particularly set forth on Exhibit A attached hereto.
b.“Performance Period” means the period commencing on January 1, [2023] and ending on December 31, [2025].
c.“Performance Share Unit” means the right to receive one (1) share of Stock or the value thereof in the future based upon the satisfaction of the Performance Objectives during the Performance Period, as determined by the Board or the Committee.
d.“Retirement” means the date on which a Grantee’s Termination Date occurs on or after the date on which the sum or his or her age and complete years of service equals or exceeds sixty five (65), provided that the Termination Date does not occur for any other reason.
e.“Settlement Date” means the date determined by the Committee that is after the end of the Performance Period and no later than two and one-half months after the end of the Performance Period.
3.Acceptance by Grantee. The Grantee is required to accept the award of Performance Share Units granted pursuant to this Agreement. If the Grantee does not (a) accept this Agreement as evidenced by the Grantee’s execution of Schedule 1 to this Agreement and delivery of an executed copy thereof to the Company by [INSERT DATE] (the “Acceptance Date”) and/or (b) the Grantee has not complied with the requirements of Section 10 hereof by the Acceptance Date, all Performance Share Units subject to this Agreement will be automatically forfeited as of the Acceptance Date and the Grantee will have no further rights under or with respect to such Performance Share Units. By executing Schedule 1 to this Agreement, the Grantee represents that the Grantee has read and understands the provisions of the Plan and this Agreement and accepts the Performance Share Units subject to all of the terms, conditions, restrictions and limitations of the Plan and this Agreement.
4.Performance Objectives. Except as otherwise provided in Section 5 and subject to the discretion retained by the Board and Committee pursuant to the Plan:
a.The number of Performance Share Units to which the Grantee actually will be entitled for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Objectives in accordance with Exhibit A. All determinations of whether the Performance Objectives have been achieved and the level of any such achievement, the number of Performance Share Units to which the Grantee will be entitled, and all other matters related to this Section 4 will be made by the Board or the Committee in its sole discretion.
b.Promptly following completion of the Performance Period (and no later than sixty (60) days following the end of the Performance Period), the Board or the Committee will review and certify in writing (i) whether, and to what extent, the Performance Objectives for the Performance Period have been achieved, and (ii) the number of Performance Share Units to which the Grantee will be entitled for the Performance Period, if any, subject to the requirements of Section 5. Such certification will be final, conclusive, and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.
5.Vesting and Settlement of Performance Share Units.
a.The Performance Share Units are subject to forfeiture until they vest. Except as otherwise provided herein, provided that the Grantee’s Termination Date does not occur prior to the Settlement Date and further provided that the “Threshold” level of the Performance Objectives set forth in Exhibit A has been achieved, the Performance Share Units will vest as of the Settlement Date. The number of Performance Share Units that vest and become nonforfeitable under this Agreement will be determined by the Board or the Committee in its discretion based on the level of achievement of the Performance Objectives set forth in Exhibit A and will be rounded to the nearest whole Performance Share Unit. The Performance Share Units that become vested pursuant to this subsection 5(a) shall be settled as of the Settlement Date.
b.Except as otherwise determined by the Committee in the exercise of its discretion under the Plan and except as otherwise expressly provided in this Agreement, if the Grantee’s Termination Date occurs for any reason at any time prior to the Settlement Date, the Grantee’s Performance Share Units will be automatically forfeited upon the Termination Date, the Grantee will have no further rights under or with respect to the Performance Share Units, and the Company will have no further obligations to the Grantee under this Agreement.
c.Notwithstanding the provisions of subsection 5(a) or 5(b), except as otherwise provided herein or as provided by the Board or Committee in accordance with its authority under the Plan, in the event that the Grantee’s Termination Date occurs prior to the Settlement Date:
i.and on or after the end of the Performance Period and prior to the Settlement Date on account of death, Disability or Retirement, the Grantee will be vested in the number of Performance Share Units that would have become vested Performance Share Units had the Grantee’s Termination

Date not occurred prior to the Settlement Date and taking into account actual performance for the Performance Period, which Performance Share Units will be settled as of the Settlement Date;
ii.and prior to the end of the Performance Period on account of his or her death or Disability, the Grantee will be vested as of the Termination Date in Performance Share Units equal to a pro rata portion (based on the portion of the Performance Period elapsed through the Termination Date) of the Performance Share Units that would have become vested Performance Share Units had the Grantee’s Termination Date not occurred prior to the Settlement Date and had the performance for the Performance Period been met at the target level of performance, which vested Performance Share Units will be settled as soon as practicable (but in no event more than thirty (30) days following) the Termination Date; and
iii.and prior to the end of the Performance Period on account of his or her Retirement, the Grantee will be vested in Performance Share Units equal to the pro rata portion (based on the portion of the Performance Period elapsed through the Termination Date) of the Performance Share Units that would have become vested Performance Share Units had the Grantee’s Termination Date not occurred prior to the last day of the Performance Period and taking into account actual performance for the Performance Period, which vested Performance Share Units will be settled as of the Settlement Date.
Any Performance Share Units that are not vested in accordance with this subsection 5(c) shall be forfeited.
d.In the event that a Change in Control occurs during the Performance Period, [2023 Plan: the provisions of Section 8 of the Plan will apply to the vesting and settlement of the Performance Shares Units.] [2017 Plan: the provisions of Exhibit B attached hereto will apply to the vesting and settlement of the Performance Share Units.]
e.In the event that any of the terms contained in this Section 5 or this Agreement conflict with any employment agreement in effect between the Company or any of its Affiliates and the Grantee, then the terms of the employment agreement will govern if such terms are more favorable to the Grantee.
6.Settlement. The Performance Share Units that become vested for the Performance Period will be settled as of the Settlement Date by delivery of to the Grantee of that number of shares of Stock equal to the number of shares subject to the vested Performance Units and the Company will enter the Grantee's name on the books and records of the Company as the shareholder of record with respect to the shares of Stock delivered to the Grantee. Notwithstanding the foregoing, the Board or Committee, in its sole discretion, and for any reason may elect to settle the vested Performance Share Units (in whole or in part) in cash, in an amount equal to the fair market value (determined as of the Settlement Date) of the number of shares of Stock represented by the Performance Share Units that are vested and payable as of the Settlement Date and which the Board or Committee elects to settle in cash.
7.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Performance Period and until such time as the Performance Share Units are settled in accordance with Section 6, the Performance Share Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Performance Share Units or the rights relating thereto will be wholly ineffective and, if any such attempt is made, the Performance Share Units will be forfeited by the Grantee and all of the Grantee’s rights to such units will immediately terminate without any payment or consideration by the Company.
8.Rights as Shareholder; Dividend Equivalents.
a.The Grantee will not have any rights of a shareholder with respect to the shares of Stock underlying the Performance Share Units unless and until the Performance Share Units vest and are settled by the issuance of such shares of Stock.
b.Upon and following the settlement of the Performance Share Units in shares of Stock, the Grantee will be the record owner of the Stock underlying the Performance Share Units unless and until such Stock is sold or otherwise disposed of, and as record owner will be entitled to all rights of a shareholder of the Company (including voting rights).
c.The Grantee will not be entitled to any dividend equivalents with respect to the Performance Share Units to reflect any dividends payable on shares of Stock.
9.Tax Withholding. The Company and its Affiliates will deduct from any vesting or settlement of the Grantee’s Performance Share Units or from any other payment to the Grantee, including wages, any Federal, state, local or provincial tax or charge that is then required to be deducted under applicable law with respect to the vesting or settlement of the Performance Share Units or other payment or as determined by the Committee to be appropriate under a program for withholding. The Company’s obligation to deliver Stock or cash, as applicable, in settlement of the vested Performance Share Units will be subject to the Grantee’s satisfaction of all applicable federal, state, and local income and employment tax withholding obligations. If tax withholding attributable to the vesting or settlement of the vested Performance Share Units is required by the Company, then, at the Board’s discretion, the Company may satisfy such tax obligations by reducing the number of shares of Stock otherwise deliverable (if the units are to be settled in Stock) or by accepting the delivery to the Company of shares of Stock previously owned and unencumbered by the Grantee. Any withholding with respect to cash payments will be made by a reduction of the cash payment otherwise to be paid to the Grantee. The Company will also have the right to withhold from any salary, bonus or other payments due the Grantee the amount necessary to satisfy any tax withholding obligations related to the vesting or settlement of the vested Performance Share Units.
10.Conditions of Granting Award. The Grantee understands and agrees that, as a condition to the Company granting the Performance Share Units under this Agreement, by the Acceptance Date, the Grantee must execute and deliver an Employee Non-Compete Agreement in the form specified by the Company (the “Non-Compete Agreement”). The Grantee further understands that the Non-Compete Agreement will become effective upon the Grantee’s execution and delivery thereof and that it will remain in effect for the period described therein, which period would include a period following the Grantee’s Termination Date irrespective of whether or not the Grantee becomes vested in the Performance Share Units in accordance with this Agreement. In the Company’s sole discretion, the Company may accept as a Non-Compete Agreement for purposes of this Agreement an executed employee non-compete agreement that is otherwise on file with the Company as of the Grant Date.
11.Heirs and Successors. If any benefits deliverable to the Grantee under this Agreement have not been delivered at the time of the Grantee’s death, such benefits will be delivered to the legal representative of the estate of the Grantee.

12.Compliance with Law. The issuance and delivery of shares of Stock pursuant to this Agreement will be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed. No Stock will be issued pursuant to this Agreement unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Stock with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.
13.Administration. The authority to administer and interpret this Award and this Agreement will be vested in the Committee, and the Committee will have all powers with respect to this Award and this Agreement as it has with respect to the Plan. Any interpretation of this Award or this Agreement by the Committee and any decision made by it with respect to this Award or this Agreement is final and binding on all persons.
14.Adjustments. The number of Performance Share Units awarded pursuant to this Award may be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of the Performance Share Units.
15.No Right to Continued Employment. Nothing contained in the Plan or in this Agreement, nor any action taken by the Board, will confer upon the Grantee any right with respect to continuation of employment by the Company as an employee or service as an officer or director nor interfere in any way with the right of the Company to terminate the Grantee’s employment or other service as an employee, officer or director at any time with or without Cause, including during the Performance Period.
16.Governing Law; Venue; Dispute. This Agreement has been granted, executed and delivered in the State of Ohio, and the interpretation and enforcement will be governed by the laws thereof without regard to conflict of laws principles, and subject to the exclusive jurisdiction of the courts therein. Any dispute regarding the interpretation of this Agreement will be submitted by the Grantee or the Company to the Board for review. The resolution of such dispute by the Board will be final, binding and conclusive on the Grantee and the Company.
17.Notices. Any notice or document required to be filed with the Committee or the Grantee under the Plan or this Agreement will be properly filed if delivered in person, (including by e-mail notification with receipt requested), mailed by registered mail, postage prepaid, or sent by nationally recognized courier service to the Grantee at the Grantee’s most current address on file with the Company and, if to the Board or Committee, in care of the Company at its principal executive offices to the attention of the Company’s Chief Legal Officer or Chief Human Resources Officer. The Company may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan or this Agreement (other than a notice of election) may be waived by the person entitled to notice.
18.Plan Governs; Other Terms. The Award evidenced by this Agreement is granted pursuant to the Plan, and this Award and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited. Notwithstanding any other provision of the Plan or this Agreement, (a) this Award is subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time, (b) the Committee may, in its sole and absolute discretion, adjust any Performance Objective or the calculation thereof, and (x) nothing in this Agreement supersedes or limits the Committee’s authority under the Plan.

19.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on assignment and transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Performance Share Units may be transferred by will or the laws of descent or distribution.
20.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.
21. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Board at any time, in its discretion. The grant of the Performance Share Units pursuant to this Agreement does not create any contractual right or other right to receive any Performance Share Units or other Grants in the future. Future Grants, if any, will be at the sole discretion of the Board or the Committee. Any amendment, modification, or termination of the Plan will not constitute a change or impairment of the terms and conditions of the Grantee’s employment or other service with the Company.
22.Amendment. The Board has the right to amend, alter, suspend, discontinue or cancel the Plan, prospectively or retroactively; provided, that, no such amendment will alter or impair the Grantee’s material rights and obligations under this Agreement without the Grantee’s written consent.
23.Section 409A of the Code. It is intended that any payments with respect to Performance Share Units will either be exempt from or comply with section 409A of the Code. The provisions of this Agreement will be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Grantee’s termination of employment (or other separation from service):
a.and if the Grantee is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Grantee’s separation from service or termination of employment, such payment or benefit will be delayed until the first day of the seventh month following the Grantee’s termination of employment or separation from service; and
b.the determination as to whether the Grantee has had a termination of employment (or separation from service) will be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.
24.No Effect on Other Benefits. The value of the Grantee’s Performance Share Units is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, unless the express provisions of a written employee benefit plan provides otherwise.
25.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
IN WITNESS WHEREOF, the parties hereto have caused this Performance Share Unit Agreement to be executed as of the date set forth on Schedule 1 to this Agreement.

Schedule 1
Performance Share Unit Agreement
Name of Grantee:    ___________________

Target Award:     __________ Performance Share Units (“Target Units”)

TSR Target Award:     50% of the Target Units

EBITDA Target Award:     50% of Target Units

Grant Date:    _____________, [2023]

By executing this Schedule 1, the Grantee hereby acknowledges receipt of a copy of the Plan and the Performance Share Unit Agreement of which this Schedule 1 is a part. The Grantee has read and understands the provisions of the Plan and the Performance Share Unit Agreement, and accepts the award of Performance Unit Agreement subject to all of the terms, conditions, restrictions and limitations of the Plan and the Agreement. The Grantee may obtain a copy of the 2023 Plan upon request.

GRANTEE:	By: (signature) Date:

Exhibit A
Performance Objectives
A.    TSR Target Award. The Performance Share Units subject to the TSR Target Award (the “TSR Performance Share Units”) that will become vested for the Performance Period will be determined by reference to the Company’s TSR (as defined below) over the Performance Period relative to the TSR of each of the entities in the Peer Group (as determined in the Schedule 1 to this Exhibit A. Except as otherwise provided in the Plan or the Agreement, the number of TSR Performance Share Units that may become vested with respect to the Performance Period will be determined as follows:

Percentile Rank of Company’s TSR Compared to the TSR of the Peer Group Entities	TSR Performance Share Units Vested as a Percentage of the TSR Target Award
Less than 25th percentile	0%
25th percentile (Threshold)	50% of TSR Target Award
50th percentile (Target)	100% of TSR Target Award
75th percentile (Maximum)	200% of TSR Target Award
With respect to both the stock of the Company and the stock of each of the companies that comprise the Peer Group, TSR will be calculated (a) using a 20-trading day average of the stock price ending on January 1, 2023 and on the last day of the Performance Period, and (b) assuming all dividends declared during the Performance Period are reinvested at the closing price on the applicable ex-dividend date.
In the event the level of achievement falls between the Threshold percentile and Target percentile or between the Target percentile and Maximum percentile, the percentage of the Target Award earned will be interpolated on a straight-line basis between such applicable percentiles.
Depending on the Company’s TSR over the Performance Period relative to the TSR of the companies that comprise the Peer Group, between 0% and 200% of the Performance Share Units subject to the TSR Target Award may become vested. In the event the level of achievement of the Performance Objective is in excess of the Maximum percentile, the Grantee will not be entitled to any Performance Share Units in excess of 200% of the TSR Target Award.
“TSR” means with respect to the Company or a company in the Peer Group, as applicable, the cumulative return to shareholders during the Performance Period, measured by the change in Market Value Price (as defined below( plus dividends (or other distributions) reinvested over the Performance Period, determined on January 1, 2023 and the last business day of the Performance Period. TSR will be calculated (i) using a 20-trading day average of the stock price ending on (A) January 1, [2023], and (B) the last business day of the Performance Period, and (ii) assuming all dividends declared during the Performance Period are reinvested at the closing Market Value Price on the applicable ex-dividend date. “Market Value Price” means the latest available closing price of a share of Stock or of a share of common stock of a company in the Peer Group, as the case may be, on the National Association of Security Dealers Automated Quotations (NASDAQ), the New York Stock Exchange, or other recognized market if the stock does not trade on either such exchanges at the relevant time.

B.    EBITDA Target Award. The Performance Share Units subject to the EBITDA Target Award (“EBITDA Performance Share Units”) will become vested based on the sum of the Company’s EBITDA (as defined below) for each calendar year of the Performance Period (“Cumulative EBITDA”) based on the EBITDA Performance Objective established for the Performance Period. For each year during the Performance Period, the Committee or the Board will establish a Threshold level of EBITDA performance, a Target level of EBITDA performance and a Maximum level of EBITDA performance. The sum of the applicable level of EBTIDA performance for each year of the Performance Period will be the applicable EBIDTA Performance Objective for the Performance Period. Specifically, for the Performance Period, the sum of the Threshold EBIDTA level of performance for each of the three years of the Performance Period will be the “EBIDTA Threshold Level,” the sum of the Target EBIDTA level of Performance will be the “EBIDTA Target Level” and the sum of the Maximum EBITDA level of performance will be the “EBIDTA Maximum Level”. If the Company’s EBITDA performance for any calendar year during the Performance Period is above the Maximum level of performance for that year, the Board or Committee may determine, in its discretion, that only the portion of EBITDA up to that year’s EBITDA Maximum Level will be taken into account for purposes of determining the level of EBITDA performance for the Performance Period.
The term “EBITDA” means, for any calendar year, the Company’s earnings before interest expense, income taxes and non-controlling interests, and depreciation and amortization expenses, as determined in accordance with normal business practices plus or minus any non-recurring items as deemed appropriate by the Board.
Except as otherwise provided in the Plan or the Agreement, the number of EBITDA Performance Share Units that may become vested with respect to the Performance Period will be determined as follows as of the end of the Performance Period by reference to the Company’s Cumulative EBITDA for the Performance Period:

Company’s Cumulative EBITDA for Performance Period	EBITDA Performance Share Units Vested as a Percentage of the EBITDA Target Award
Less than the EBIDTA Threshold Level	0%
At least equal to the EBIDTA Threshold Level but less than the EBIDTA Target Level	50% of EBITDA Target Award
At least equal to the EBIDTA Target Level but less than the EBITDA Maximum Levels	100% of EBITDA Target Award
At least equal to the EBIDTA Target Level	200% of EBITDA Target Award

In the event that the level of achievement falls between the Threshold percentile and Target percentile or between the Target percentile and Maximum percentile, the percentage of the Target Award earned will be interpolated on a straight-line basis between such applicable percentiles.

In the event that EBITDA for any calendar year during the Performance Period is to be determined based on a period other than a full calendar year, EBITDA for such calendar year will be calculated on a pro rata basis to reflect the portion of the calendar year elapsed through the date of the calculation.

Schedule 1 to Exhibit A
Peer Group
The following companies will comprise the Company’s Peer Group for purposes of this Performance Share Unit Award:
•    Shyft Group (SHYF)
•    AeroVironment (AVAV)
•    Proterra Inc. (PTRA)
•    Lion Electric Co. (LEV)
•    Nikola Corp. (NKLA)
•    Xos, Inc. (XOS)
•    Fisker (FSR)
•    Lordstown Motors Corp. (RIDE)
•    Red Cat (RCAT)
The Peer Group of companies listed above will not be adjusted during the Performance Period except to exclude one or more of the companies listed above that during the Performance Period (i) cease to be publicly traded other than as a result of bankruptcy, or (ii) have experienced a major restructuring by reason of a spin-off of more than 50% of any such company’s assets.

EXHIBIT B
In the event that a Change in Control occurs during the Restricted Period, the provisions of this Exhibit B will apply to the vesting and settlement of the Performance Share Units.
Change in Control.
(a)Generally. Subject to the provisions relating to certain adjustments to shares and unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any applicable governmental agencies or national securities exchange, or unless otherwise provided by the Committee or in an individual severance, employment or other agreement between the Company (or Subsidiary) and a Grantee, the provisions of this Exhibit B will apply in the event of a Change in Control.
(b)Performance Awards. Upon a Change in Control, (i) any performance conditions applicable to this Award will be deemed to have been achieved at the higher of (A) the target level of performance for the Performance Period or (B) the actual level of performance measured as of the date of the Change in Control, and, in any case, this Award will thereafter not be subject to any performance conditions, and (ii) subject to the terms and conditions of this Exhibit B, any service-based conditions applicable to this Award will continue to apply as if the Change in Control had not occurred. The provisions of this paragraph (b) will be applied prior to the provisions of paragraphs (c) and (d) as applicable.
(c)Continuation, Assumption, and/or Replacement of Awards. If, upon a Change in Control, this Award is continued or is assumed by a successor to the Company and/or awards in other shares or securities are substituted for this Award (which continued, assumed, and/or substituted awards are referred to collectively herein as “Replacement Awards”) then:
(i)each Grantee’s Replacement Awards will continue in accordance with their terms; and
(ii)if the Grantee’s Termination Date has not occurred as of the Change in Control and if the Grantee’s Termination Date occurs by reason of a Qualifying Termination on or within twenty four (24) months following the Change in Control, then (A) all of the Grantee’s outstanding Replacement Awards will be fully vested upon his or her Termination Date and will be settled or paid within thirty (30) days after the Termination Date or, if required by Code Section 409A, on the date that settlement or payment would have otherwise occurred under the terms of this Award.
Any Replacement Award that is substituted for this Award will be an award of the same type and of substantially equivalent value as this Award.
(d)Termination/Acceleration. If, upon a Change in Control, the provisions of paragraph (c) do not apply, this Award will become fully vested immediately prior to the Change in Control and will be cancelled in exchange for a cash payment or other consideration generally provided to stockholders in the Change in Control equal to the then current value of the Award, determined as though the Award was fully vested and any restrictions applicable to such Award had lapsed immediately prior to the Change in Control. Any payment or settlement pursuant to this paragraph (d) will be made within thirty (30) days after the Change in Control or, if required by Code Section 409A, on the date that payment or settlement would have otherwise occurred under the terms of the Award.